CONSENT OF INDEPENDENT AUDITORS


To Board of Directors
QAD Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-3 of QAD Inc. of our report dated March 5, 1999 (except for Note 7, which was as of April 26, 1999), relating to the consolidated balance sheets of QAD Inc. and subsidiaries as of January 31, 1999, and 1998, and the related consolidated statements of operations, retained earnings, and cash flows for each of the years in the three-year period ended January 31, 1999, and all related schedules, which report appears in the January 31, 1999, annual report on Form 10-K of QAD Inc. and to the reference to our firm under the heading "Experts" in the prospectus.




                                       KPMG LLP


                                       /S/ KPMG LLP


Los Angeles, California
February 2, 2000